Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon and Pfizer Extend and Expand Clinical Research and Development Agreement

Huntingdon Valley, PA, March 28, 2006 – Immunicon Corporation (NASDAQ-NM:IMMC) announced today an extension of its Research and Development Agreement with Pfizer, Inc., under which the Company collaborated with Pfizer to develop new reagents designed to detect certain undisclosed antigens on circulating tumor cells (CTCs). The collaboration began in February 2003 and is now amended to permit the parties to initiate new clinical research studies by adding new Appendices duly signed by both parties to the Agreement. A new phase I trial has been added to the Agreement through this mechanism and will begin enrollment immediately.

Byron Hewett, president and chief executive officer for Immunicon said, “We are very pleased to expand our collaboration with Pfizer, one of the world’s premier pharmaceutical companies. As the developer of the instrument and reagents for rare cell detection, Immunicon offers pharmaceutical and biotechnology companies a unique advantage compared to reference labs and clinical research organizations. As is the case with Pfizer, Immunicon scientists work closely with our partners to develop assays and kits that are specifically paired with targeted treatments, and offer testing services to validate these assays in clinical trials with kits, reagents and instrument configurations that may not be commercially available. By working with Pfizer and other pharma/biotech companies as well as with the FDA, we hope to establish CTCs as a standard biomarker in oncology drug development.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2005, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and “AutoPrep” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing in this report are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications

James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone 215.830.0777

fax 215.830.0751

web www.immunicon.com